Exhibit 10.6

Execution Version

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of November 20, 2020 (this “Agreement”), is entered into by and among Spring Bank Pharmaceuticals, Inc., a Delaware corporation (the “Company”), F-Star Therapeutics Limited., a company registered in England and Wales with company number 11532458 (“F-Star”), Computershare Inc., a Delaware corporation (“Computershare”), and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (collectively with Computershare, the “Rights Agent”), and Martin Driscoll, acting solely in his capacity as representative of the Holders (as defined herein) (the “Holder Representative”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Share Exchange Agreement (as defined below).

A. The Company, F-Star, and certain other Persons (the “Sellers”) have entered into a Share Exchange Agreement (the “Share Exchange Agreement”), pursuant to which the Sellers will sell to the Company, and the Company will purchase from the Sellers, all of the F-Star Shares (the “Acquisition”).

B. Pursuant to Section 1.7 of the Share Exchange Agreement, prior to the consummation of the Acquisition, the Company wishes to create and issue contractual contingent value rights relating to the CVR Assets (as defined herein) to the record holders of the Common Stock (as defined herein) as of the Record Date (as defined herein) prior to the consummation of the Acquisition.

C. The Board of Directors of the Company, or an appropriately constituted and authorized committee of the Board of Directors of the Company, has authorized and declared a dividend of one CVR (as defined herein) for each share of Common Stock outstanding at 5:01 p.m. Eastern Time on the Record Date. The payment of such dividend will be conditioned upon, and such dividend will only become payable upon, the satisfaction or waiver of all conditions to the Acquisition and the occurrence of the time that is immediately prior to the consummation of the Acquisition. The Company will pay the dividend immediately prior to the consummation of the Acquisition.

Accordingly, and in consideration of the premises and the consummation of the transactions referred to above, it is mutually agreed, for the benefit of the Holders, as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) all accounting terms used herein and not expressly defined herein have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(ii) unless the context otherwise requires, words describing the singular number include the plural and vice versa, words denoting any gender include all genders and words denoting natural Persons include corporations, partnerships and other Persons and vice versa;

(iii) the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”;

(iv) the terms “hereof”, “hereunder”, “herein” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement; and

(v) the Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(b) The following terms have the meanings ascribed to them as follows:

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent and the Holder Representative.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Boston, Massachusetts or London, England are authorized or required by applicable Legal Requirements to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by applicable Legal Requirements to close due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Body so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in such location generally are open for use by customers on such day.

“Change of Control” means any of the following transactions occurring after the Closing: (a) (i) any consolidation or merger of the Company with or into any other corporation or entity or Person or (ii) any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, except in the case of a bona fide capital raising transaction, or (b) any sale of all or substantially all of the assets of the Company.

“Close of Business” on any given date means 5:00 p.m., Eastern Time, on such date; provided, however, that if such date is not a Business Day it will mean 5:00 p.m., Eastern Time, on the next succeeding Business Day.

“Combination CVR Asset Transaction” means a transaction consummated at any time prior to the CVR Expiration Date consisting of the grant, sale, license or other transfer of both (a) any CVR Asset and/or Company Product, on the one hand, and (b) (x) any conjugate of such compound referenced in the foregoing clause (a) with one or more antibodies in the form of an antibody-drug conjugate or (y) any asset owned by any F-Star Company as of immediately prior to the Closing, on the other hand.

“Commercially Reasonable Efforts” means, with respect to the efforts and resources to be expended by the Company with respect to continuing the STING Trial and pursuing and seeking to consummate a CVR Transaction, such reasonable, good faith efforts and resources as a biotechnology company of a similar size and with similar financial and other resources would normally use to pursue its clinical development programs and pursue and seek to consummate such a transaction under similar circumstance for a similar product or product candidate owned by it, or to which it has similar rights, which product or product candidate is at a similar stage in its development and is of similar market potential taking into account all relevant factors; provided that, it is expressly understood and agreed that despite the use of such above described efforts, a CVR Transaction may not occur and the obligation to make a CVR Payment may not arise.

“Common Stock” means the common stock, $0.0001 par value, of the Company.

“Company Product” means any product that incorporates the proprietary STimulator of INterferon Genes (“STING”) agonist compound of the Company designated as SB 11285. For clarity, Company Product shall not include any conjugate of such compound with one or more antibodies in the form of an antibody-drug conjugate, including any antibodies owned or controlled by F-Star.

“CVR” means a contingent value right issued by the Company pursuant to this Agreement.

“CVR Asset Transaction” means a transaction consummated at any time prior to the CVR Expiration Date pursuant to which the Company or any of its Affiliates grants, sells, licenses or otherwise transfers to a Third Party some or all of the rights to the CVR Assets, including any rights to research, develop or commercialize the CVR Assets, including a license, option, or sale of assets with respect to the CVR Assets; provided, that any such transaction involving any asset other than a CVR Asset shall not constitute a CVR Asset Transaction.

“CVR Assets” means any Intellectual Property and other assets that are used or held for use for the development of a Company Product, including all (a) regulatory filings made with respect to a Company Product; (b) regulatory approvals received with respect to a Company Product; and (c) clinical and non-clinical safety, and efficacy and pharmacokinetic data generated with respect to a Company Product.

“CVR Expiration Date” means the later to occur of: (i) the date that is eighteen (18) months following the date of the Closing, or (ii) the one (1) year anniversary of the date of the final database lock of the STING Trial.

“CVR Payment” means an Initial CVR Payment Amount and a CVR Payment Adjustment Amount, if any.

“CVR Payment Adjustment Amount” means, as of any time following the payment hereunder of the Initial CVR Payment Amount (if at all), if twenty-five percent (25%) of aggregate Net Proceeds is greater than the Target Payment Amount, then an amount equal to (a) twenty-five percent (25%) of the aggregate Net Proceeds, minus (b) the aggregate amount of all CVR Payments received by the Holders pursuant to this Agreement prior to such time.

“CVR Payment Date” means the date (if any and if ever) that a CVR Payment is payable by the Company to the Holders, which date will be established pursuant to Section 2.4.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

“CVR Transaction” means a CVR Asset Transaction or a Combination CVR Asset Transaction. For clarity, (a) the grant of a license to any Third Party (including any contract research organization) for the purposes of conducting research on behalf of the Company with respect to the CVR Assets shall not be deemed a CVR Transaction and (b) the sale of all or substantially all of the Company’s or any of its Affiliate’s stock or assets (to the extent such asset sale includes assets unrelated to the CVR Assets), or a merger, acquisition or similar transaction shall not be deemed a CVR Transaction. For the avoidance of doubt, more than one CVR Transaction may occur under this Agreement.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Holder Representative” means the Holder Representative named in the first paragraph of this Agreement, until a successor Holder Representative has become such pursuant to the applicable provisions of this Agreement, and thereafter “Holder Representative” will mean such successor Holder Representative.

“Intellectual Property” means all intellectual property, including the following items of intangible property, and all rights associated therewith in any jurisdiction and tangible embodiments thereof: (a) all Patents; (b) all works of authorship, copyrights, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and database rights; (c) all technology, technical information, know-how and data, including, without limitation, inventions (whether or not patentable of reduced to practice), improvements, discoveries, trade secrets, specifications, instructions, ideas, processes, methods, formulations, formulae, protocols, materials, assays, screens, algorithms, models, databases, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical, pre-clinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, a Company Product, or intermediates for the synthesis thereof and chemistry, manufacturing and control information and data, lab notebooks, Patent data and records, stability, technology, test and other data and results; and (d) computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

“Initial CVR Payment Amount” means an amount equal to the greater of: (i) twenty-five percent (25%) of the Net Proceeds actually received by the Company at the closing of the first CVR Transaction to occur following the date hereof or (ii) the Target Payment Amount; provided, however, that the Company shall not be required to pay the Initial CVR Payment Amount unless and until the aggregate Net Proceeds from CVR Transactions equals or exceeds the Target Payment Amount.

“Net Proceeds” means an aggregate amount equal to the sum of: (a) all cash consideration actually received by the Company or its Affiliates from a Third Party in connection with the consummation of a CVR Transaction during the twelve (12) month period immediately following the consummation of a CVR Transaction, plus (b) with respect to any non-cash consideration actually received by the Company or its Affiliates from a Third Party in connection with the consummation of a CVR Transaction during the twelve (12) month period immediately following the consummation of a CVR Transaction, the fair market value of such non-cash consideration, as determined by the Board of Directors in good faith, less (c) all out-of-pocket transaction costs and expenses incurred by the Company or its Affiliates after the date of this Agreement to Third Parties for the negotiation, entry into and consummation of a CVR Transaction, including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees, and reasonable costs of recovery of any amounts payable to the Company in connection with a CVR Transaction, less (d) patent prosecution and maintenance costs and drug storage costs incurred by the Company with respect to the CVR Assets after the Closing Date, less (e) any applicable sales, income and other taxes incurred by the Company or its Affiliates in respect of a CVR Transaction, and less (f) all fees and costs (including any amounts paid for indemnification) payable by the Company to the Rights Agent pursuant to this Agreement in connection with a CVR Transaction; provided, that in the event a CVR Transaction is a Combination CVR Asset Transaction, (i) the expenses in clauses (c) through (f) shall be reduced by 50% and (ii) the Net Proceeds (calculated after giving effect to this proviso) in respect of such Combination CVR Asset Transaction shall be reduced by fifty percent (50%). For the avoidance of doubt, amounts placed in escrow or earnout, contingent or other post-closing payments, including royalty payments, in connection with a CVR Transaction will not be considered Net Proceeds unless (and only to the extent that) such amounts are actually received by the Company during the twelve (12)-month period immediately following the closing of such CVR Transaction. For the further avoidance of doubt, if a CVR Transaction occurs prior to the CVR Expiration Date, any such escrow, earnout, contingent or other post-closing payment released or paid after the CVR Expiration Date will be included in the calculation of Net Proceeds, so long as such amount is actually received by the Company or its Affiliates within the twelve (12)-month period immediately following the consummation of such CVR Transaction.

“Non-Achievement Certificate” has the meaning set forth in Section 2.4(c).

“Objection Notice” has the meaning set forth in Section 2.4(d).

“Objection Period” has the meaning set forth in Section 2.4(d).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer or secretary of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent and the Holder Representative.

“Patents” means all patents and patent applications (including provisional applications) and patent disclosures, and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations and foreign counterparts, of any of the foregoing.

“Permitted Transfer” means: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a pro-rata distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (vii) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (viii) in the case of CVRs held in book-entry form or other similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by DTC.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Record Date” means November 19, 2020. For the avoidance of doubt, the Record Date shall occur prior to the effectiveness of the Company Reverse Stock Split.

“Reporting Certificate” has the meaning set forth in Section 2.4(a).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent has become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Rights Agent Fee” means the agreed-upon fee of the Rights Agent to act in such capacity pursuant to the terms of this Agreement.

“STING Trial” means the Company’s ongoing Phase 1a/1b, multicenter, open-label, non-randomized, dose-escalation study examining SB 11285 administered as an IV infusion in patients with advanced solid tumors.

“Surviving Person” has the meaning set forth in Section 6.1(a)(i).

“Target Payment Amount” means an aggregate amount equal to the product obtained by multiplying (i) $1.00 (subject to adjustment for the Company Reverse Stock Split) by (ii) the total number of shares of Common Stock outstanding as of 5:01 p.m. Eastern Time on the Record Date; provided, that in no event will the Target Payment Amount exceed $18,000,000.

“Technical Failure” means (a) the good faith determination by the Board of Directors, based upon any information that becomes available or any analysis of such information at any time, that any Company Product, or any component thereof, (i) presents a material safety risk (in light of the intended patient population and the phase of dose escalation) that makes further testing of such Company Product unsafe, unwarranted or unethical, or (ii) has failed to sufficiently demonstrate the engagement of the intended or relevant biomarkers for the STING target at a given stage of dose escalation and patient tolerability (in light of the intended patient population) and further dose escalation is unlikely to result in engagement of such biomarkers at a dose level which is reasonably tolerable given the intended patent population, or (b) the receipt by the Company of any adverse decision or determination by, or correspondence from, a Governmental Body regarding any Company Product that the Board of Directors determines in good faith could reasonably be expected to render marketing approval or clearance from the FDA or the European Medicines Agency unlikely, or (c) if any of the Patents included as part of the CVR Assets that are material to the successful commercialization of the Product in the United States and the European Economic Area are held to be unenforceable, invalid or unpatentable or revoked or cancelled, in any case, by a final, nonappealable order of any court or administrative agency of competent jurisdiction.

“Third Party” means any Person other than the Company or the Rights Agent or their respective Affiliates.

ARTICLE II

CONTINGENT VALUE RIGHTS

2.1 Authority; Issuance of CVRs; Appointment of Rights Agent.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any violation of any provision of the Certificate of Incorporation or By-laws of the Company, or (ii) result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets which violation, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to be material to the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

(b) One CVR will be issued immediately after the effectiveness of the Company Reverse Stock Split and prior to the consummation of the Acquisition, with respect to each share of Common Stock that is outstanding as of 5:01 p.m. Eastern Time on the Record Date.

(c) The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any purported transfer of a CVR other than in a Permitted Transfer shall be null and void ab initio.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the registration of the CVRs. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering the CVRs and Permitted Transfers of the CVRs as herein provided. Upon any change in the identity of the Rights Agent, the successor Rights Agent will automatically also become the successor CVR Registrar.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to the Company and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, including the evidence of authority of the party presenting the CVR for transfer which authority may include if applicable a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. A request for a transfer of a CVR must be accompanied by such documentation establishing that the transfer is a Permitted Transfer as may be reasonably requested by the Company and/or the CVR Registrar, if appropriate. Upon receipt of such written notice, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form notify the Company that it has received such written notice. Upon receipt of such notice from the CVR Registrar, the Company shall determine whether the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), and if the Company determines that it does so comply, the Company shall instruct the CVR Registrar in writing to register the transfer of the CVRs in the CVR Register and notify the Company of the same. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement as those previously held by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor. The CVR Registrar shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the CVR Registrar is reasonably satisfied that all such taxes or charges have been paid.

(d) A Holder (or an authorized representative thereof) may make a request to the CVR Registrar to change such Holder’s address of record in the CVR Register. Upon receipt of such request, the CVR Registrar will promptly record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) As soon as practicable following the occurrence of a CVR Transaction, but in no event later than thirty (30) days after the closing of such CVR Transaction, and within thirty (30) days after the end of any calendar quarter in which the Company has received Net Proceeds from any CVR Transaction, the Company will deliver to the Holder Representative and the Rights Agent a certificate (each, a “Reporting Certificate”), certifying that the Holders are entitled to receive a CVR Payment and setting forth the Company’s calculation of the CVR Payment Amount, which may be either the Initial CVR Payment Amount or a CVR Payment Adjustment Amount. Until such Reporting Certificate is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that no event has occurred that would require a CVR Payment.

(b) [reserved]

(c) If no CVR Transaction has been effected prior to the CVR Expiration Date, then, as soon as reasonably practicable after the CVR Expiration Date, but in no event later than thirty (30) days after the CVR Expiration Date, the Company will deliver to the Holder Representative and the Rights Agent a certificate (the “Non-Achievement Certificate” and, together with the Reporting Certificate(s), the “Certificates”), stating that no CVR Transaction has been consummated prior to the CVR Expiration Date.

(d) If the Holder Representative does not object to any determination or calculation set forth in a Certificate by delivery of a written notice thereof to the Company (with a copy to the Rights Agent) setting forth in reasonable detail such objection, together with reasonable supporting documentation (an “Objection Notice”), within thirty (30) days following receipt of the applicable Certificate (the “Objection Period”), the Company’s determination of the non-existence of a CVR Transaction calculation of the Initial CVR Payment Amount or calculation of any CVR Payment Adjustment Amount, as applicable, shall be final and binding on all parties. If the Holder Representative timely delivers to the Company an Objection Notice, the Company and the Holder Representative shall attempt in good faith to resolve such matters within thirty (30) days after receipt of the same by the Company, and if unable to do so, the Company and the Holder Representative shall resolve any unresolved disputed in accordance with Section 8.11, which decision will be final and binding on the parties, absent manifest error. The Company shall, within ten (10) Business Days following the final determination of the Initial CVR Payment Amount or any CVR Payment Adjustment Amount, as applicable, pay such Initial CVR Payment Amount or CVR Payment Adjustment Amount to the Rights Agent (for the account of the Holders) by wire transfer of immediately available funds to such account as may be designated by the Rights Agent, and deliver a letter of instruction and other relevant information reasonably required by the Rights Agent. The Rights Agent will distribute the Initial CVR Payment Amount or CVR Payment Adjustment Amount, as applicable, to the Holders in accordance with the letter of instruction from the Company by check mailed to the address of each such respective Holder as reflected in the CVR Register as of the close of business on the last Business Day before such CVR Payment Date. Each Holder shall be entitled to receive its pro rata share of such Initial CVR Payment Amount or CVR Payment Adjustment Amount, as applicable, based on the number of CVRs held by such Holder as reflected on the CVR Register on the date of the Reporting Certificate or the date of final determination pursuant to this Agreement, as applicable) provided, that the Company shall be responsible for providing any related calculation to the Rights Agent , and the Rights Agent shall be fully protected and indemnified if it relies upon the calculations and payment instructions from the Company.

(e) If an Objection Notice has not been timely delivered to the Company in response to a Non-Achievement Certificate within the Objection Period, then the Holders will have no right to receive a CVR Payment, and the Company and the Rights Agent will have no further obligations with respect to any CVR Payment.

(f) The Company will be entitled to deduct and withhold, or cause to be deducted or withheld, from any Initial CVR Payment Amount, CVR Payment Adjustment Amount or other amount payable pursuant to this Agreement, such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state or local tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. The Company will provide written withholding and payment instructions to the Rights Agent from time to time as applicable, and upon request of the Rights Agent, and the Rights Agent shall be fully protected and shall incur no liability in relying on such instructions. The Rights Agent shall have the right to withhold payment to a Holder if such Holder has not provided an IRS Form W-9 or other applicable Tax form to avoid or reduce such withholding amounts.

(g) Subject to prior execution and delivery by the Holder Representative of a reasonable and customary confidentiality and market stand-off agreement, the Company shall provide the Holder Representative with reasonable access during normal business hours and upon reasonable advance request to the books and records of the Company to the extent necessary to verify whether a CVR Transaction occurred prior to the CVR Expiration Date or the Company’s calculation of the Initial CVR Payment Amount or any CVR Payment Adjustment Amount, as applicable; it being understood that the Holder Representative’s rights under this Section 2.4(g) shall terminate upon the later of (i) the CVR Expiration Date or (ii) thirty (30) days after the delivery to the Holder Representative of a Reporting Certificate.

(h) The Company will promptly furnish to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent may reasonably request in order to perform under this Agreement.

(i) All funds received by the Rights Agent under this Agreement that are to be distributed or applied by Rights Agent in the performance of the services to be provided hereunder (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in the Company. The rights of the Holders and the obligations of the Company are contract rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property hereunder is the right to receive cash from the Company, if any, through the Rights Agent in accordance with the terms hereof.

2.6 Holder’s Right to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Company or any of its Affiliates without consideration. Nothing in this Agreement shall prohibit the Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by the Company or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding hereunder for any purpose. The Company shall provide prompt written notice to the Rights Agent of any transfer or abandonment of a CVR under this Section 2.6.

ARTICLE III

THE RIGHTS AGENT

3.1 Certain Duties and Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken suffered or omitted to be taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction). No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. Notwithstanding anything contained herein to the contrary, (i) the Rights Agent’s aggregate liability under this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Rights Agent as fees and charges during the t twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought, but not including reimbursable expenses, and (ii) the Rights Agent shall in no event be liable for special, punitive, incidental, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) The Holder Representative may in its discretion proceed to and shall be entitled and empowered to protect and enforce its rights and the rights of the Holders herein by such appropriate arbitration proceedings as the Holder Representative shall deem most effectual to protect and enforce any such rights; provided, however the Rights Agent may not act on behalf of the Holders or the Holder Representative in any dispute relating to or arising under Section 4.3 or relating to whether a CVR Transaction has occurred or the amount of any CVR Payment. The Rights Agent shall have the right, but not the obligation, to enforce any right of action under this Agreement and any action, suit or proceeding instituted by the Rights Agent on behalf of the Holders will be brought in its name as Rights Agent, and any recovery of judgment will be for the ratable benefit of all the Holders, as their respective rights or interests may appear (after deducting any costs or expenses of the Rights Agent).

3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, rely upon an Officer’s Certificate, and the Rights Agent shall, in the absence of fraud, gross negligence, bad faith or willful or intentional misconduct on its part (each as determined by a final non-appealable judgment of a court of competent jurisdiction), incur no liability and be held harmless by the Company for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection (who may be counsel for Company or an employee or counsel of the Rights Agent) and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) in the event of any litigation or arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(e) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(f) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Company with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only;

(h) the Rights Agent shall have no liability and shall be held harmless by the Company the Company respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Company); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement;

(i) the Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense (in each case pertaining to the Rights Agent’s own account only) arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence;

(j) the Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it). The Rights Agent will also be entitled to reimbursement from the Company for all reasonable out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. An invoice for any reasonable out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by the Company. The Company agrees to pay to Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute, resolution or arbitration arising under or in connection with the Agreement; and any fees and expenses, payable by the Company in favor of the Rights Agent or payable in favor of the Company related to such dispute, resolution or arbitration will be offset against any CVR Payments, if any, or any other payment to be made thereafter under this Agreement;

(k) the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder but did not, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(l) unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any shareholder, affiliate, director, officer, agent or employee of the Rights Agent may buy, sell or deal in any securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person;

(m) the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of the Share Exchange Agreement or any other agreements or instruments related to the Acquisition, nor shall the Rights Agent be required to determine if any person or entity has complied with the Share Exchange Agreement or any other agreements or instruments related to the Acquisition, nor shall any additional obligations of the Rights Agent be inferred from the terms of such agreements or instruments even though reference thereto may be made in this Agreement; and

(n) the provisions of this Section 3.2 shall survive the termination of this Agreement and the CVRs and the resignation, replacement or removal of the Rights Agent.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Company, specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days before the date so specified.

(b) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other stockholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of the transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 3.3(b). If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, the Company, shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) The Company will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register and by delivering notice to the Holder Representative. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within five (5) Business Days after acceptance of appointment by a successor Rights Agent, upon the Company’s request the successor Rights Agent will cause such notice to be mailed at the expense of the Company.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, however, that upon the request of the Company or the successor Rights Agent, such retiring Rights Agent will cooperate in the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

ARTICLE IV

COVENANTS

4.1 List of Holders. The Company will furnish or cause to be furnished to the Holder Representative and the Rights Agent the names, addresses and shareholdings of registered holders of Common Stock as of 5:01 p.m. Eastern Time on the Record Date. The Company will promptly furnish an electronic copy of the CVR Register to the Holder Representative upon written request from the Holder Representative. Until such list of Holders are furnished to the Rights Agent, the Rights Agent shall have no duties, responsibilities or obligations with respect to such Holders.

4.2 [RESERVED]

4.3 Diligence.

(a) From and after the Closing, until the CVR Expiration Date, the Company shall use Commercially Reasonable Efforts to (i) complete the STING Trial and (ii) pursue CVR Transactions. Subject to the preceding sentence, the Company has no obligation to develop or expend any funds in connection with the development of any Company Product (except to the extent provided in the immediately following sentence) and has no obligation to license, sell or otherwise monetize any Company Product. The Company’s obligations pursuant to the first sentence of this Section 4.3(a) will expire (x) with respect to clause (i) thereof, upon the earlier to occur of: (A) a Technical Failure, or (B) the date on which the Company and its Affiliates have incurred at least $1,812,000 in aggregate out-of-pocket costs and expenses in connection with the conduct of the STING Trial; and (y) with respect to clause (ii) thereof, in respect of a Company Product, upon the occurrence of a Technical Failure with respect to such Company Product.

(b) Notwithstanding the foregoing, the obligation of the Company to use Commercially Reasonable Efforts pursuant to Section 4.3(a) shall not be deemed a guarantee that any CVR Payment will be earned. Neither the Company nor any of its directors, officers or their respective Affiliates owes any fiduciary duty to the Holders with respect to the CVR Payments. Further, the parties acknowledge that the Company’s sole obligations with respect to any potential CVR Payments are expressly set forth in this Agreement.

4.4 Further Assurances. The Company and the Holder Representative agree that they will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the parties hereto for the carrying out or performing by such parties of the provisions of this Agreement.

ARTICLE V

AMENDMENTS

5.1 Amendments Without Consent of Holder Representative.

(a) Without the consent of the Holder Representative or the Rights Agent, the Company, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein in a transaction contemplated by Section 6.1 hereof; or

(ii) to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein.

(b) Without the consent of the Holder Representative, the Company, when authorized by a Board Resolution, together with the Rights Agent, in the Rights Agent’s sole and absolute discretion, may at any time and from time to time, enter into one or more amendments hereto:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent will consider to be for the protection of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein; provided, however, that in each case, such provisions will not materially adversely affect the interests of the Holders;

(iv) as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended; or

(v) to add, eliminate or change any provision of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company will deliver a notice thereof to the Holder Representative, setting forth in general terms the substance of such amendment.

5.2 Amendments with Consent of Holder Representative. Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holder Representative), the Company, when authorized by a Board Resolution, and the Rights Agent and the Holder Representative may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any or all provisions of this Agreement.

5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel of the Company, at Company’s sole expense, stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, obligations, powers, trusts, immunities, or duties under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it. No amendment to this Agreement will be effective unless duly executed by the Rights Agent.

5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

6.1 Effect of Merger or Consolidation.

(a) Except as contemplated by the Acquisition, the Company will not consolidate with or merge into any other Person or sell, transfer or otherwise convey all or substantially all of its assets, in one or a series of related transactions, to any Person, unless:

(i) the Person formed by such consolidation or into which the Company is merged or the Person that acquires by sale, transfer or other conveyance, all or substantially all of the assets of the Company (the “Surviving Person”) expressly assumes payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(ii) the Company has delivered to the Holder Representative and the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) In connection with a Change of Control, the Company will have the right, but not the obligation, in its sole discretion, to redeem all, but not less than all of the outstanding CVRs, at any time from and after the public announcement of such Change of Control and ending on the thirtieth (30th) day following the consummation of the Change of Control for an aggregate redemption amount equal to the Target Payment Amount. In the event that the Company wishes to exercise its right pursuant to this Section 6.1(b), the Company shall provide a written notice of redemption (a “Redemption Notice”) to the Rights Agent and the Holder Representative, which Redemption Notice shall specify the date fixed for the redemption of the outstanding CVRs which date shall be not less than ten (10) Business Days nor more than twenty (20) Business Days following the delivery of the Redemption Notice to the Rights Agent and the Holder Representative (such date, the “Redemption Date”). Promptly following its receipt of the Redemption Notice, the Rights Agent shall deliver a copy thereof to the Holders. On the Redemption Date, the Company shall pay the Target Payment Amount to the Rights Agent (for the account of the Holders) by wire transfer of immediately available funds to such account as may be designated by the Rights Agent. Upon the indefeasible payment in full by the Company of the Target Payment Amount to the Rights Agent, the CVRs shall be cancelled and of no further force and effect and shall thereafter represent only the right to receive such Holder’s pro rata share of the Target Payment Amount. The Rights Agent shall pay to each Holder, such Holder’s pro rata share of the Target Payment Amount pursuant to the payment procedures specified in Section 2.4(d) and subject to Section 2.4(f), Section 2.4(h), and Section 2.4(i).

6.2 Successor Substituted. Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter the predecessor Person will be relieved of all obligations and covenants under this Agreement and the CVRs.

ARTICLE VII

THE HOLDER REPRESENTATIVE

7.1 Appointment. Effective upon the issuance of the CVRs under this terms of this Agreement, and without any further act of any of Holders, the Holder Representative is appointed as the representative of the Holders and as the attorney-in-fact and agent for and on behalf of each Holder for purposes of this Agreement and will take such actions to be taken by the Holder Representative under this Agreement and such other actions on behalf of such Holders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby, including (i) executing and delivering this Agreement and any other ancillary documents and negotiating and executing any amendments, modifications, waivers or changes thereto as to which the Holder Representative, in its sole discretion, has consented (provided that any waiver or amendment that adversely and disproportionately affects the rights or obligations of one or more Holders as compared to other Holders will require the prior written consent of a majority in interest of the disproportionately affected Holders), (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement on behalf of such Holders, and (iii) taking all other actions that are either necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing or contemplated by the terms of this Agreement. The Holder Representative hereby accepts such appointment and agrees to serve as such without compensation. The appointment of the Holder Representative as each Holder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person to represent such Holder with regard to this Agreement and any other agreements or documents executed or delivered in connection with this Agreement. The Holder Representative is the sole and exclusive representative of each of the Holders for any purpose provided for by this Agreement.

7.2 Actions of Holder Representative.

(a) A decision, act, consent or instruction of the Holder Representative hereunder will constitute a decision, act, consent or instruction of all Holders and will be final, binding and conclusive upon each such Holder, and the Company and the Rights Agent may rely upon any such decision, act, consent or instruction of the Holder Representative as being the decision, act, consent or instruction of each and every such Holder. The Company and the Rights Agent will be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Holder Representative.

(b) The Holder Representative will incur no liability with respect to any action taken or suffered by any Holder in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Holder Representative to be genuine and to have been signed by such Holder (and will have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the gross negligence, bad faith or willful misconduct of the Holder Representative. In all questions arising under this Agreement, the Holder Representative may rely on the advice of outside counsel, and the Holder Representative will not be liable to any Holder for anything done, omitted or suffered in good faith by Holder Representative based on such advice.

(c) The Holders will severally (on a pro rata basis, based on the number of CVRs held by each Holder), but not jointly, indemnify the Holder Representative and hold the Holder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Holder Representative and arising out of or in connection with the acceptance or administration of the Holder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other advisors reasonably retained by the Holder Representative, to the extent not reimbursed by the Company pursuant to Section 7.2(d).

(d) In connection with providing services under this Agreement, the Holder Representative will be reimbursed by the Company for all reasonable fees and expenses incurred in providing such services. Any such fees and expenses will be paid by the Company within thirty (30) days of the receipt of an invoice from the Holder Representative and will be offset against the CVR Payment Amount, if any.

7.3 Removal; Appointment of Successor.

(a) At any time Holders representing at least a majority of the outstanding CVRs may, by written consent, appoint another Person as Holder Representative. Notice, together with a copy of the written consent appointing such Person and bearing the signatures of Holders of at least a majority of the outstanding CVRs, must be delivered to the Company and the Rights Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by the Company and the Rights Agent.

(b) If the Holder Representative becomes unable or unwilling to continue in his or its capacity as the Holder Representative, or if the Holder Representative resigns as a Holder Representative, the Holder Representative may appoint a new representative as the Holder Representative. If the Holder Representative is unable or unwilling to appoint a successor Holder Representative, then the board of directors of the Company shall appoint another Person as Holder Representative. Notice and a copy of the written consent appointing such Person must be delivered to the Company and the Rights Agent not less than ten (10) days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by the Company and the Rights Agent.

7.4 Grant of Authority. The grant of authority provided for in this Article VII is coupled with an interest and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Holder. The provisions of this Article VII will be binding upon the executors, heirs, legal representatives, successors and assigns of each Holder, and any references in this Agreement to any Holder or the Holders will mean and include the successors to such Holder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE VIII

OTHER PROVISIONS OF GENERAL APPLICATION

8.1 Notices to Rights Agent, Company and Holder Representative. Subject to Section 8.2, all notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and will be deemed to have been effectively given: (a) upon personal delivery to the recipient; (b) when sent by e-mail transmission, if sent during normal business hours of the recipient; if not, then on the next Business Day (if an email address is provided under this Section 8.1); (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt; or (d) three (3) Business Days after being sent by first class mail, postage prepaid, in each case to the intended recipient at the following addresses:

(a)	if to the Company, to

Spring Bank Pharmaceuticals, Inc.

c/o Martin Driscoll

6160 Stapleford Circle Dallas, TX 75252

mdriscoll2011@gmail.com;

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas, 17th Floor

New York, NY 10020

Attention: Jack Hogoboom

jhogoboom@lowenstein.com;

(b)	if to the Rights Agent, to

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services; and

(c)	if to the Holder Representative, to

Martin Driscoll

6160 Stapleford Circle Dallas, TX 75252

mdriscoll2011@gmail.com.

or to such other address as any party has furnished to the other parties by notice given in accordance with this Section 8.1.

8.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

8.3 Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and this Agreement supersedes any and all other oral or written agreements made with respect to the CVRs. No party has relied on any other express or implied representation or warranty, either written or oral in connection with its entry into this Agreement, including any representation or warranty arising under statute or otherwise under law.

8.4 Legal Holidays. If a CVR Payment Date is not a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

8.5 Assignment. The Company may not assign this Agreement without the prior written consent of the Holder Representative; provided that the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of the Company (each, an “Assignee”), provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any assignment to an Assignee, the Company shall, and shall agree to, remain liable for the performance by such Assignee of all obligations of the Company hereunder.

8.6 Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, will give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.

8.7 Termination. Except as otherwise provided in this Agreement, this Agreement will terminate and be of no further force or effect, and the parties hereto will have no liability hereunder, upon the earliest to occur of: (a) the payment of the last possible CVR Payment due hereunder, (b) if an Objection Notice to a Non-Achievement Certificate is not delivered within the Objection Period, the expiration of the Objection Period, (c) in the event of the delivery of an Objection Notice, either (i) the final determination in accordance with this Agreement that no CVR Transaction has been achieved or (ii) the fulfillment of any payment obligation required pursuant to a final determination made in accordance with this Agreement.

8.8 Survival. Notwithstanding anything in this Agreement to the contrary, all provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality shall survive the termination or expiration of this Agreement.

8.9 Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.10 Remedies. The Holders will not have any rights or remedies with respect to the CVRs except as expressly set forth herein.

8.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

8.12 Confidentiality.

(a) “Confidential Information” shall mean any and all technical, scientific or business information relating to a party, including, without limitation, financial, marketing and product development information, stockholder information (including any non-public information of such stockholder), and proprietary information that is disclosed or otherwise becomes known to the other party or its Affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its Affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its Affiliates at the time of the disclosure, provided that such prior knowledge can be substantiated by the written records of such party; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its Affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other, provided that such independent development can be substantiated by the written records of such party. This Agreement, including all of its terms and conditions, will not be deemed to be Confidential Information and may be publicly disclosed by the Company; provided, that the fee schedule shall be considered Confidential Information.

(b) All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, Affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement. Without limiting the foregoing, each party will implement such physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 8.12.

(c) In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Rights Agent for stockholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order

8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Delivery of a signed Agreement by reliable electronic means, including facsimile, email, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) shall be an effective method of delivering the executed Agreement. This Agreement may be stored by electronic means and either an original or an electronically stored copy of this Agreement can be used for all purposes, including in any proceeding to enforce the rights and/or obligations of the parties to this Agreement.

8.14 Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, epidemics, pandemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COMPANY:

SPRING BANK PHARMACEUTICALS, INC.

By:	/s/ Lori Firmani
Name:	Lori Firmani
Title:	Vice President, Finance

[Signature Page to STING Agonist CVR Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

F-STAR:

F-STAR THERAPEUTICS LIMITED

By:	/s/ Eliot Forster, Ph.D.
Name:	Eliot Forster, Ph.D.
Title:	President and Chief Executive Officer

[Signature Page to STING Agonist CVR Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

RIGHTS AGENT:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A. On Behalf of Both Entities

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

[Signature Page to STING Agonist CVR Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HOLDER REPRESENTATIVE:

MARTIN DRISCOLL

/s/ Martin Driscoll

[Signature Page to STING Agonist CVR Agreement]

Schedule 1

Rights Agent Fees

Computershare - Schedule of Fees & Services

Spring Bank Pharmaceuticals – STING Agonist

CVR Rights Agent

Service	Fee
One-Time Account Set-Up Fee	$5,000.00
Monthly Administration Fee	$500.00
› Dedicated relationship management
› Share recordkeeping including direct registration for up to 500 accounts in one CVR issue
› Shareholder account maintenance
› Shareholder communications
› Online issuer and investor access
› Management reports
Set-Up of Distribution Event	$2,500.00
Per check issued	$5.50
Per 1099 or applicable tax form issued	$3.50

Legal Review	By appraisal, additional
Call Center Service Fee, including:	Included
› Toll Free 800 Number Service Set-Up
› Handling Inquiries
Out of Pocket Expenses:	Additional
These include but are not limited to the following:
› Outside counsel legal review fees
› Telephone charges
› Stationery, design, programming, printing, insertion and postage
› Regulatory reports
› Wire Transfer Fee

Spring Bank Pharmaceuticals

Name:	/s/ Martin Driscoll

Title:	CEO